EXHIBIT 10.9

2008 Director Restricted Stock Unit Grant Statement

2006 NCR Stock Incentive Plan

Name of Grantee	Soc. Sec. #	Grant Date	No. of Restricted Stock Units

You have been awarded the above number of restricted stock units (the “Stock Units”) under the 2006 Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”), subject to the terms and conditions of this 2008 Director Restricted Stock Unit Grant Statement (this “Statement”), the Plan and the NCR Director Compensation Program (the “Program”).

1.

The Stock Units will vest during the one (1) year period beginning on the date upon which you were granted the Stock Units (the “Grant Date”), in four (4) equal quarterly installments commencing three (3) months after the Grant Date, provided that you continuously serve as a Director of NCR until each quarterly vesting date. Notwithstanding the foregoing, if the Grant Date of your Stock Units is the date of an Annual Meeting of Stockholders, then, the fourth quarterly vesting will occur only if you continue to serve as a Director until the earlier of (a) the next Annual Meeting of Stockholders following the Grant Date, or (b) the first (1st) anniversary of the Grant Date.

2.	The Stock Units will become fully vested if, prior to the one (1) year anniversary of the Grant Date, you die at a time while serving as a Director of NCR.

3.	The vesting schedule will accelerate and the Stock Units will become fully vested if (1) a Change in Control (as defined in Section 10(b) of the Plan) occurs, and (2) you cease to serve as a Director of NCR within twenty-four (24) months of the effective date of the Change in Control for any reason other than your willful engaging in illegal conduct or gross misconduct, as determined by the affirmative vote of a majority of the entire membership of the Board of Directors of NCR. In the event that Stock Units become vested due to your cessation of service as a Director of NCR pursuant to this Section 3, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Stock Units shall be paid upon your “separation from service” within the meaning of Section 409A of the Code; provided, however, that if you are a “specified employee” as determined under NCR’s policy for determining specified employees on the date of separation from service, such Stock Units shall be paid, to the extent required to comply with Section 409A of the Code, on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code.

4.	Except as otherwise provided pursuant to (1) a deferral election in effect under Article IV of the Program or (2) Section 3 of this Statement, when vested, the Stock Units will be paid to you in shares of NCR common stock, such that one Stock Unit equals one share of NCR common stock.

5.	Any cash dividends declared before your Vesting Dates on the shares underlying the Stock Units shall not be paid currently, but shall be converted to additional Stock Units, based on the fair market value of NCR common stock on the date the dividend is declared. Any Stock Units resulting from such conversion will be considered Stock Units for purposes of this Statement and will be subject to all of the terms, conditions and restrictions set forth herein.

6.	You may designate one or more beneficiaries to receive all or part of any shares underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any shares underlying the Stock Units distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other shares underlying the Stock Units not designated by you will be distributable to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares.

7.	The terms of this award of Stock Units as evidenced by this Statement may be amended by the NCR Board of Directors or the Compensation Committee of the NCR Board of Directors, provided that no such amendment shall impair your rights hereunder without your consent.

8.	In the event of a conflict between the terms and conditions of this Statement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.